Exhibit 99.1

Chief Executive Officer Press Release	Source: ROO Group Inc.

ROO to Consolidate Digital Media Services Subsidiaries, Simplify Capital Structure, Appoint New President
Monday March 17, 8:00 am ET

Company to exercise option to consummate ownership of Sputnik Agency subsidiary

Sputnik Managing Director Gavin Campion appointed President of ROO

Management to hold conference call on Wednesday, March 19th at 9 a.m. ET

NEW YORK, March 17/PRNewswire-FirstCall/ -- ROO Group (OTC Bulletin Board: RGRP - News) announced today that it intends to streamline its ownership and management structure through several initiatives:
--	The appointment of Gavin Campion, the managing director of Sputnik Agency Pty. Ltd., as president of the overall company;
--	The exercise of its right to complete the purchase of 51% of its Sputnik subsidiary;
--	The execution of an agreement in principle to acquire the remaining 49% of Sputnik and the subsequent consolidation of Sputnik and subsidiary ROO Media Corporation;
--	Elimination of the 10 million preferred class of super-voting shares through a preferred-to-common conversion or other plan to be proposed and voted on by a majority of the common shareholders;
--	The consolidation of all international subsidiaries into a wholly-owned Dubai subsidiary; and
--	The relocation of its corporate headquarters/executive management from New York and Australia to Dubai.

These initiatives are consistent with ROO's previously stated goals of simplifying the Company's ownership structure and reducing management layers. The integration of Sputnik with ROO's online video player business will allow the Company to better provide corporate customers with a suite of online video enablement and marketing solutions, and the consolidation of executive management in Dubai underscores ROO's international revenue mix -- with more than 85% of current revenues coming from outside North America.

Kaleil Isaza Tuzman, chief executive officer of ROO Group and managing partner of KIT Capital, commented, "From the first day that new management of ROO came on board two months ago, we have committed to shareholders that we would (a) control and reduce costs, (b) put the company on a near-term path to profitability, and (c) simplify the capital structure in a fair and transparent way. Given what appears to be some market misperception surrounding our current restructuring initiatives, we felt this would be a good time to re-iterate certain elements of our plan, and announce our intent to consolidate our profitable Sputnik subsidiary."

Isaza Tuzman continued, "Pursuant to the common shareholders approving a plan for elimination of the preferred class of shares, KIT Capital plans to execute on its investment of $5.0 million in primary common shares at $0.16-in accordance with its management contract with the company filed on December 18, 2007. With approximately $7.1 million of cash as of March 10, 2008-prior to the KIT Capital investment-and steadily reducing burn levels, we feel the company is in a strong financial position to execute its growth strategy."

A conversion ratio of 3.2 common shares for each preferred share is currently being presented to common shareholders, but the Company remains open to other proposals that may be independently developed on a timely basis by the common shareholders.

In accordance with its management contract with the Company of December 18, 2007, KIT Capital has the right to acquire 51% (5.1 million) of the preferred shares at $0.38/share, which would equal approximately 16.3 million of common shares at an average costs basis of $0.12/share, assuming the 1-to- 3.2 preferred-to-common conversion ratio is applied.

The Company currently has 38.9 million common shares outstanding, which would increase to approximately 70.9 million provided the 1-to-3.2 preferred- to-common conversion ratio is effected. The additional dilutive effect of the aforementioned KIT Capital investment of $5.0 million at $0.16/share would be 31.3 million shares, resulting in a pro forma, simplified capital structure of 102.2 million common shares. At that point, based on cash levels of March 10, 2008, the company would have approximately $12.1 million of pro forma cash on hand, and a pro forma market capitalization of $9.2 million (based on the closing price of the Company's common shares as of Friday, March 14, 2008 of $0.09).

To the extent the Company were to engage in further equity financing, it is anticipated that such financing would be in the context of funding strategic acquisitions.

********************

As part of the Company's effort to streamline management, Gavin Campion, current managing director of Sputnik, has been appointed president of ROO, effective immediately. In conjunction with Mr. Campion's appointment, the Company is also announcing the relocation of its corporate headquarters and senior executive team to Dubai, UAE.

Mr. Campion, 35, has served as managing director of Sputnik since 2006. Under his leadership, Sputnik won B&T Interactive Agency of the Year in 2007. In 1999, he co-founded current ROO subsidiary Reality Group in Melbourne, Australia. Since that time, Reality Group has attracted blue-chip advertising clients such as Holden (General Motors), BP, TABCORP, Saab Australia, Tontine and Dennis Family Corp. Mr. Campion has also served as CEO of Shoppers Advantage, a leading Australian e-commerce company, and as a director of Presidential Card, Australia's largest discount loyalty program.

Campion will have full responsibility for ROO Group's sales, operations and administration, reporting directly to Isaza Tuzman. He will also take the lead role in fully integrating the operations of Sputnik into ROO Group.

"The best thing about our current roster of moves is the appointment of Gavin to the presidency role," said Mr. Isaza Tuzman. "His operational discipline and business development instincts are second-to-none and his interactive marketing experience will be of great value in differentiating ROO from our competitors - as we focus on an integrated video enablement and marketing approach for enterprise clients. Gavin built a profitable business for us in the Asia-Pacific region, and we hope to see that quickly replicated across the global platform."

Campion commented, "Sputnik has acquired its market leading position by consistently offering corporate clients the most innovative solutions for monetizing their online assets. The key is to sell into our clients at the 'revenue line' with creative solutions for monetizing video, and not get stuck at the 'cost line' as strictly a software vendor. I believe that combining Sputnik's brand and creative services expertise with ROO's software and online video technology offers tremendous growth opportunities for the combined entity."

Conference Call:

Management will hold an investor call on Wednesday, March 19, 2008 at 9:00am EST/1:00pm GMT to discuss its current capital structure and management streamlining. The call-in details are as follows:

Live dial-in information:
U.S. dial-in - (888) 603-6873
International dial-in - (973) 582-2706
Conference ID # - 39876475

Replay dial-in information:
U.S. dial-in - (800) 642-1687
International dial-in - (706) 645-9291
Conference ID # - 39876475

Investors can also access the call in a "listen only" mode via the Internet at http://www.kcsa.com/Audio.html. Please allow extra time prior to the call to visit the site and download any necessary audio software.

About ROO

ROO Group Inc. (OTC Bulletin Board: RGRP - News), through its 100% subsidiary ROO Media Corporation, is a global service provider enabling businesses to leverage their digital media assets and provide an enhanced user experience. The Company's proprietary platform and content management system, the ROO Video Exchange, and a suite of related products, allows web sites and their advertisers to organize video content, target advertising and maximize views. ROO is the service provider of choice for companies seeking enterprise level solutions and effective strategies for monetizing digital media assets. The Company also operates Reality Group, an advertising agency business specializing in a variety of media services including direct marketing, brand planning and identity, media buying and packaging. ROO has offices in New York, London, Dubai and Melbourne, Australia. For additional information, please visit www.roo.com.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of ROO Group, Inc. could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Source: ROO Group Inc.